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May 13, 1996

Board of Directors
MICOM Communications Corp.
4100 Los Angeles Avenue
Simi Valley, CA 93063

Gentlemen:

         We understand that MICOM Communications Corp., a Delaware corporation ("Seller"), Northern Telecom Inc., a Delaware corporation ("Parent"), and Elder Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), propose to enter into an Agreement and Plan of Merger dated as of May 13, 1996 (the "Agreement"), pursuant to which Buyer will offer to purchase all of the outstanding common stock, par value $0.0000001 per share, of Seller ("Seller Common Stock") at $12.00 per share in cash (the "Tender Offer"). Pursuant to the Agreement, upon successful completion of the Tender Offer Buyer will be merged into Seller (the "Merger") in a transaction in which the remaining shares of Seller Common Stock will be converted into the right to receive $12.00 in cash (such per share consideration provided in the Tender Offer and the Merger referred to collectively as the "Consideration"). The terms and conditions of the Tender Offer and the Merger are set forth in more detail in the Agreement.

         You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Tender Offer and the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

         In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Parent, including the consolidated financial statements for Seller for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to Seller and Parent made available to us from published sources and from internal records of Seller;

                              MONTGOMERY SECURITIES
                INVESTMENT BANKING, BROKERAGE, ASSET MANAGEMENT
                       600 MONTGOMERY STREET, SAN FRANCISCO,
                    CALIFORNIA 94111 TELEPHONE 415 627-2000
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                                   Montgomery

(ii) reviewed the Agreement and reviewed the Stock Option Agreement (as defined in the Agreement); (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the networking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the networking industry which we deemed to be comparable, in whole or in part, to the Tender Offer and the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller's management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller's management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the date of Seller's last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller and the Agreement. We have assumed that the Tender Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals.

         We have further assumed with your consent that the Tender Offer and the Merger will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by Seller of any of the, conditions to its obligations thereunder.

         Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.
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                                   Montgomery

         We have acted as financial advisor to Seller in connection with the Agreement and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Tender Offer and the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller.

         This opinion is directed to the Board of Directors of Seller for the purposes of their evaluation of the Tender Offer and the Merger and does not constitute a recommendation to any shareholder of Seller as to whether such shareholder should tender shares of Seller Common Stock or how such shareholder should vote with respect to the Merger. Further this opinion is only directed to the fairness of the Consideration to the shareholders of Seller from a financial point of view and does not address any other aspect of the Tender Offer or the Merger.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Tender Offer and the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

                                 Very truly yours,

                                 /s/ Montogomery Securities
                                 --------------------------------

                                 MONTGOMERY SECURITIES